EXHIBIT 99.2

VANGUARD HEALTH SYSTEMS, INC.
Supplementary Financial Information

Adjusted EBITDA Margin
Presentation of Most Directly Comparable GAAP Financial Measure (Net Income Attributable to Vanguard
Health Systems, Inc. Stockholders Margin) and Reconciliation of Adjusted EBITDA Margin to Net Income Attributable to Vanguard Health Systems, Inc. Stockholders Margin

($ presented in millions, unaudited)	Quarter ended		Nine months ended
	March 31,		March 31,
	2012	2013	2012	2013
Adjusted EBITDA	$176.6	$143.0	$434.9	$414.0
Total revenues	1,582.5	1,498.1	4,494.2	4,481.9
Adjusted EBITDA Margin	11.2%	9.5%	9.7%	9.2%

Adjusted EBITDA	$176.6	$143.0	$434.9	$414.0
Interest, net	(43.4)	(48.8)	(132.4)	(149.3)
Income tax expense	(24.3)	(12.4)	(20.4)	(24.5)
Depreciation and amortization	(62.9)	(60.7)	(191.3)	(194.1)
Non-controlling interests	(1.0)	(2.7)	0.5	(3.6)
Gain (loss) on disposal of assets	(0.2)	(0.3)	0.6	(1.3)
Equity method income	1.1	1.4	1.8	1.8
Stock compensation	(1.9)	(0.6)	(6.5)	(5.5)
Realized losses on investments	—	(0.1)	—	(0.3)
Acquisition related expenses	(1.2)	(0.1)	(13.8)	(0.2)
Debt extinguishment costs	—	(1.3)	(38.9)	(1.3)
Impairment and restructuring charges	—	—	0.1	—
Pension credits	1.3	3.9	3.9	11.6
Discontinued operations, net of taxes	(0.1)	—	(0.5)	0.1
Net income attributable to Vanguard Health Systems, Inc. stockholders	$44.0	$21.3	$38.0	$47.4
Total revenues	$1,582.5	$1,498.1	$4,494.2	$4,481.9
Net income attributable to Vanguard Health Systems, Inc. stockholders margin	2.8%	1.4%	0.8%	1.1%